                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                      THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 2)




                             IVI PUBLISHING, INC.
               -------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, $.01 PAR VALUE PER SHARE
               -------------------------------------------------
                        (Title of Class of Securities)

                                  450707-10-4
                   ----------------------------------------
                     (CUSIP Number of Class of Securities)



                              Page 1 of 16 Pages
                    An Index of Exhibits appears on Page 16

CUSIP No. 450707-10-4         SCHEDULE 13G                   Page 2  of 16 Pages
                             AMENDMENT NO. 2


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER HEALTHCARE INVESTMENTS, L.P.                         FEIN: 91-1586072

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           125,000

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           125,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   125,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.2%

12 TYPE OF REPORTING PERSON*

   LP

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 16 Pages
                    An Index of Exhibits appears on Page 16

CUSIP No. 450707-10-4            SCHEDULE 13G            Page 3  of 16 Pages
                                AMENDMENT NO. 2


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER HEALTHCARE MANAGEMENT, L.P.                          FEIN: 91-1586070

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           125,000

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           125,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   125,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.2%

12 TYPE OF REPORTING PERSON*

   LP

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 16 Pages
                    An Index of Exhibits appears on Page 16

CUSIP No. 450707-10-4            SCHEDULE 13G               Page 4  of 16 Pages
                                AMENDMENT NO. 2


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER & COMPANY L.P.                                       FEIN: 91-1529429

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           349,509

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           349,509

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   349,509

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.5%

12 TYPE OF REPORTING PERSON*

   LP

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 16 Pages
                    An Index of Exhibits appears on Page 16

CUSIP No. 450707-10-4            SCHEDULE 13G                Page 5  of 16 Pages
                                AMENDMENT NO. 2


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER MANAGEMENT, L.L.C.                                   FEIN: 91-1678546

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           351,769

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           351,769

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   351,769

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.5%

12 TYPE OF REPORTING PERSON*

   LLC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 16 Pages
                    An Index of Exhibits appears on Page 16

CUSIP No. 450707-10-4            SCHEDULE 13G                Page 6  of 16 Pages
                                AMENDMENT NO. 2


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER & COMPANY, INC.                                      FEIN: 91-1526760

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Washington

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           351,769

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           351,769

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   351,769

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.5%

12 TYPE OF REPORTING PERSON*

   CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 16 Pages
                    An Index of Exhibits appears on Page 16

CUSIP No. 450707-10-4            SCHEDULE 13G                Page 7  of 16 Pages
                                AMENDMENT NO. 2


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Alan D. Frazier                                     SS# ###-##-####

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           39,366

        6  SHARED VOTING POWER

           351,769

        7  SOLE DISPOSITIVE POWER

           39,366

        8  SHARED DISPOSITIVE POWER

           351,769

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   391,135

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.9%

12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 16 Pages
                    An Index of Exhibits appears on Page 16

ITEM 1(A).  NAME OF ISSUER.

     This Schedule 13G relates to IVI Publishing, Inc., a Minnesota corporation (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     The Company's principal executive offices are located at 7500 Flying Cloud Drive, Minneapolis, Minnesota 55344.

ITEM 2(A).  NAME OF PERSONS FILING.

     This Schedule 13G relates to each of the following persons:

     .    Frazier Healthcare Investments, L.P., a limited partnership ("FHI")

     .    Frazier Healthcare Management, L.P., a limited partnership ("FHM")

     .    Frazier & Company L.P., a limited partnership ("F&C LP")

     .    Frazier Management, L.L.C., a limited liability company ("FMLLC")

     .    Frazier & Company, Inc., a Washington corporation ("F&C Inc.")

     .    Alan D. Frazier, as director and sole shareholder of F&C Inc.

     The general partner of FHI is FHM, whose general partner is F&C LP, whose general partner is FMLLC. The managing member of FMLLC is F&C Inc. The sole shareholder of F&C Inc. is Alan D. Frazier.

                              Page 8 of 16 Pages
                    An Index of Exhibits appears on Page 16

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     The business address of each of the reporting persons is 601 Union Street, Suite 2110, Seattle, Washington 98101.

ITEM 2(C).  CITIZENSHIP.

     FHI, FHM and F&C LP are each limited partnerships organized under the laws of the State of Delaware. FMLLC is a limited liability company organized under the laws of the State of Delaware. F&C Inc. is a corporation organized under the laws of the State of Washington. Mr. Frazier is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

     This Schedule 13G relates to the Company's common stock, $.01 par value per share (the "Common Stock").

ITEM 2(E).  CUSIP NUMBER.

     The CUSIP Number for the Company's Common Stock is 450707-10-4.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

   (a)[_]  Broker or dealer registered under Section 15 of the Act,

   (b)[_]  Bank as defined in Section 3(a)(6) of the Act,

   (c)[_]  Insurance Company as defined in Section 3(a)(19) of the Act,

   (d)[_] Investment Company registered under Section 8 of the Investment Company Act,

   (e)[_] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

   (f)[_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

   (g)[_]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G),

   (h)[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                NOT APPLICABLE.

                              Page 9 of 16 Pages
                    An Index of Exhibits appears on Page 16

ITEM 4.  OWNERSHIP.

     The following describes the ownership of Common Stock by FHI and FHM as of December 31, 1997:

     (a)  Amount beneficially owned:  125,000(1)

     (b)  Percent of class:  1.2%

     (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote:  0

              (ii)  Shared power to vote or to direct the vote:  125,000(1)(2)

             (iii)  Sole power to dispose or to direct the disposition of:  0

              (iv)  Shared power to dispose or to direct the disposition of:
                    125,000(1)(2)

     (1) Represents shares held of record by FHI, of which FHM is the general partner.

     (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among all of the reporting persons except FHI. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     The following describes the ownership of Common Stock by F&C LP as of December 31, 1997:

     (a)  Amount beneficially owned:  349,509(1)

     (b)  Percent of class:  3.5%

     (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote:  0

              (ii)  Shared power to vote or to direct the vote:  349,509(1)(2)

             (iii)  Sole power to dispose or to direct the disposition of:  0

              (iv)  Shared power to dispose or to direct the disposition of:
                    349,509(1)(2)

     (1) Represents (i) 224,349 shares subject to purchase upon the exercise of vested stock purchase warrants held of record by F&C LP, (ii) 160 shares of Common Stock held of record by F&C LP, and (iii) 125,000 shares of Common Stock held of record by FHI, of which FHM is the general partner, of which F&C LP is the general partner.

                              Page 10 of 16 Pages
                    An Index of Exhibits appears on Page 16

     (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among each of F&C LP, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     The following describes the ownership of Common Stock by FMLLC and F&C Inc. as of December 31, 1997:

     (a)  Amount beneficially owned:  351,769(1)

     (b)  Percent of class:  3.5%

     (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote:  0

              (ii)  Shared power to vote or to direct the vote:  351,769(1)(2)

             (iii)  Sole power to dispose or to direct the disposition of:  0

              (iv)  Shared power to dispose or to direct the disposition of:
                    351,769(1)(2)

     (1) Represents (i) 224,349 shares subject to purchase upon the exercise of vested stock purchase warrants held of record by F&C LP of which FMLLC is the general partner, (ii) 160 shares of Common Stock held of record by F&C LP, (iii) 125,000 shares of Common Stock held of record by FHI, of which FHM is the general partner, of which F&C LP is the general partner, of which FMLLC is the general partner, and (iv) 2,260 shares of Common Stock held of record by FMLLC. F&C Inc. is the managing member of FMLLC.

     (2) Power to vote or direct the vote of and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among each of FMLLC, F&C Inc. and Alan D. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     The following describes the ownership of Common Stock by Mr. Frazier as of December 31, 1997:

     (a)  Amount beneficially owned:  391,135(1)(2)

     (b)  Percent of class:  3.9%

     (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote:  39,366(2)

              (ii)  Shared power to vote or to direct the vote:  351,769(1)(3)

                              Page 11 of 16 Pages
                    An Index of Exhibits appears on Page 16

             (iii)  Sole power to dispose or to direct the disposition of:
                    39,366(2)

              (iv)  Shared power to dispose or to direct the disposition of:
                    351,769(1)(3)

     (1) Includes (i) 224,349 shares subject to purchase upon the exercise of vested stock purchase warrants held of record by F&C LP of which FMLLC is the general partner, (ii) 160 shares of Common Stock held of record by F&C LP, of which FMLLC is the general partner, (iii) 125,000 shares of Common Stock held of record by FHI, of which FHM is the general partner, of which F&C LP is the general partner, of which FMLLC is the general partner, and (iv) 2,260 shares of Common Stock held of record by FMLLC, of which F&C Inc. is the managing member. Mr. Frazier is the sole shareholder of F&C Inc. and may be deemed to be the beneficial owner of stock beneficially held by such limited partnerships and limited liability company. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     (2) Represents 39,366 shares of Common Stock held of record by Alan D. Frazier.

     (3) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among each of FMLLC, F&C Inc. and Mr. Frazier.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

                              Page 12 of 16 Pages
                    An Index of Exhibits appears on Page 16

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable.

                              Page 13 of 16 Pages
                    An Index of Exhibits appears on Page 16

                                   SIGNATURE

     The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 10, 1998

                              FRAZIER HEALTHCARE INVESTMENTS, L.P.

                              By:  Frazier Healthcare Management, L.P.
                                 Its General Partner
                              By:  Frazier & Company L.P.
                                 Its General Partner
                              By:  Frazier Management, L.L.C.
                                 Its General Partner
                              By:  Frazier & Company, Inc.
                                 Its Managing Member


                              By      /s/ Alan D. Frazier
                                ----------------------------------------
                                 Alan D. Frazier, President

                              FRAZIER HEALTHCARE MANAGEMENT, L.P.

                              By:  Frazier & Company L.P.
                                 Its General Partner
                              By:  Frazier Management, L.L.C.
                                 Its General Partner
                              By:  Frazier & Company, Inc.
                                 Its Managing Member

                              By      /s/ Alan D. Frazier
                                ----------------------------------------
                                 Alan D. Frazier, President

                              FRAZIER & COMPANY L.P.
                              By:  Frazier Management, L.L.C.
                                 Its General Partner
                              By:  Frazier & Company, Inc.
                                 Its Managing Member


                              By     /s/ Alan D. Frazier
                                ----------------------------------------
                                 Alan D. Frazier, President

                              Page 14 of 16 Pages
                    An Index of Exhibits appears on Page 16

                              FRAZIER MANAGEMENT, L.L.C.

                              By:  Frazier & Company, Inc.
                                 Its Managing Member


                              By      /s/ Alan D. Frazier
                                -------------------------------------------
                                 Alan D. Frazier, President

                              FRAZIER & COMPANY, INC.

                              By      /s/ Alan D. Frazier
                                -------------------------------------------
                                 Alan D. Frazier, President, Director and
                                 Shareholder



                                  /s/ Alan D. Frazier
                              -----------------------------------------
                              Alan D. Frazier

                              Page 15 of 16 Pages
                    An Index of Exhibits appears on Page 16

                                 EXHIBIT INDEX

(1) Statement required by reporting persons pursuant to Rule 13d-1(f)(1) (see signature page).

                              Page 16 of 16 Pages
                    An Index of Exhibits appears on Page 16